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                                                                Exhibit 4(f)(ii)

                     5% ANNUAL GUARANTEE DEATH BENEFIT RIDER

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RIDER SECTION 1.                               GENERAL INFORMATION

1.1  WHAT IS OUR AGREEMENT
     WITH YOU?                   Our agreement with you includes this rider and
                                 its application, as a part of the contract to which it is attached. The provisions of the contract apply to this rider unless they conflict with the rider. If there is a conflict, the rider provision will apply. The issue date for this rider is the same issue date as the contract to which it is attached.

                                 We promise to provide the death benefit
                                 described in this rider as long as the contract and this rider are in force and all the terms and conditions of this rider are met.

1.2  WHAT IS THE BENEFIT         This rider provides a 5% annual guarantee death
     PROVIDED BY THIS RIDER?     benefit during the accumulation period.

1.3  WHEN WILL THIS RIDER        This rider will terminate on the earliest of:
     TERMINATE?

                                      a.)  the date death proceeds become
                                           payable;

                                      b.)  the payout date;

                                      c.)  the date you surrender your contract;
                                           or

                                      d.)  the date you choose to end this
                                           rider. You may end it by written
                                           request.

                                 Once this rider terminates, the charges for it will cease and the benefit will no longer be available.

RIDER SECTION 2.                                  RIDER CHARGES

2.1  IS THERE A CHARGE FOR       The annual charge for this rider is shown on
     THIS RIDER?                 the contract data page. The charge is equal to
                                 a percentage of the average monthly contract value for the prior 12 month period. During the accumulation period, this charge will be deducted pro-rata from your contract value on each contract anniversary. This charge will also be deducted on the date of any full surrender or payout date, if not on a contract anniversary. The charge for a partial year will be in proportion to the number of months since the prior contract anniversary. A partial month will be counted as a full month.

RIDER SECTION 3.                              DEATH BENEFIT PROCEEDS

3.1  WHAT AMOUNT WILL BE PAID    The amount that will be paid under this
     AS DEATH BENEFIT PROCEEDS   contract as death benefit proceeds is equal
     DURING THE ACCUMULATION     to the greater of:
     PERIOD?

                                      a.)  the death benefit proceeds provided
                                           by the contract to which this rider
                                           is attached;

                                      b.)  the death benefit proceeds provided
                                           by any other rider attached to the
                                           contract; or

                                      c.)  the 5% annual guarantee death benefit
                                           described in Rider Section 4 as of
                                           the date due proof of death is
                                           received.

                                 The death benefit proceeds described above will be reduced by any loan amount and any applicable premium expense charges not previously deducted.
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200-5AG-RV1
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RIDER SECTION 4.                        5% ANNUAL GUARANTEE DEATH BENEFIT

4.1  HOW DO WE DETERMINE THE     On the contract issue date, the 5% annual
     5% ANNUAL GUARANTEE DEATH   guarantee value is equal to your initial
     BENEFIT?                    purchase payment.

                                 After the contract issue date, the 5% annual guarantee value on each contract anniversary will be equal to the lesser of a.) or b.) as follows:

                                      a.)  The sum of all net purchase payments
                                           received, minus an adjustment for
                                           each partial withdrawal as described
                                           below, plus interest compounded daily
                                           at a rate equal to 5% per year; or

                                      b.)  200% of all net purchase payments
                                           received.

                                      The adjustment for each partial withdrawal is equal to (1) divided by (2), with the result multiplied by (3), where:

                                                (1)  = the partial withdrawal
                                                       amount;

                                                (2)  = the contract value
                                                       immediately prior to the
                                                       partial withdrawal; and

                                                (3)  = the 5% annual guarantee
                                                       death benefit immediately
                                                       prior to the partial
                                                       withdrawal, less any
                                                       adjustments for prior
                                                       partial withdrawals.
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CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President